ARTICLES OF INCORPORATION
                               OF
                  FIRST LEESPORT BANCORP, INC.,
                           AS AMENDED


1.   The Name of the Corporation is:  First Leesport Bancorp,
     Inc.

2.   The Address of its Registered Office in Pennsylvania is:
     133 North Centre Avenue, Leesport, Pennsylvania 19533.

3. The Purpose or Purposes of the Corporation: To have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania. The Corporation is incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364 as amended).

4.   The Term of Existence is:  Perpetual.

5. The total number of Common Shares that the Corporation shall have the authority to issue is 2,000,000 shares of the par value of $5.00 per share.

6. The Name and Address of Each Incorporator, and the Number and Class of Shares Subscribed to by Each Incorporator:

John T. Connelly     1203 Independence Drive      1 share common
                     Reading, PA  19609             stock

Paul E. Keim         R.D. #1, Box 145             1 share common
                     Leesport, PA  19533            stock

Sherwood C. Rieser   R.D. #1, Box 145             1 share common
                     Leesport, PA  19533            stock

7. Cumulative Voting Rights. Cumulative voting rights shall not exist with respect to the election of directors.

8. Opposition of Tender (or other offer). The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:
  <PAGE 1>
     8.1 Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation.

     8.2 Whether a more favorable price could be obtained for the corporation's securities in the future.

     8.3 The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they service.

     8.4 The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

     8.5 The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

     8.6 Any antitrust or other legal and regulatory issues that are raised by the offer.

     If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

9. Classification of Directors. The Board of Directors of the Corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the Bylaws and shall be nearly as equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.
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10.  Preemptive Rights.  No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options or rights to purchase any such shares or securities, issued or sold by the corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

11. Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

12. Shareholder Action. No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares of Common Stock. This Article may not be amended unless first approved by the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares of Common Stock.

13. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 30% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within 30 days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of

     <PAGE 3> the Corporation having the right to cast in the
     aggregate 30% or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation.

     Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this ARTICLE THIRTEENTH shall not apply if 80% or more of the members of the Board of Directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group of shares of capital stock of the Corporation having the right to cast in the aggregate 30% or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation. The provisions of this ARTICLE THIRTEENTH shall be in addition to and not in lieu of any rights granted under Section 910 of the Pennsylvania Business Corporation Law and any amendment or restatement of such section ("Section 910"); provided, however, that if the provisions of this ARTICLE THIRTEENTH and Section 910 are both applicable in any given instance, the price per share to be paid for shares of capital stock of the Corporation issued, outstanding and entitled to vote shall be the higher of the price per share determined in accordance with this ARTICLE THIRTEENTH or the price per share determined in accordance with the provisions of Section 910."
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